FOR IMMEDIATE RELEASE
CONTACT:                 Paul D. Geraghty, President and CEO
PHONE:                      215-513-2391

HARLEYSVILLE NATIONAL CORPORATION DECLARES CASH DIVIDEND

HARLEYSVILLE, PA(November 8, 2007) - The Board of Directors of Harleysville National Corporation (NASDAQ:HNBC) declared a regular cash dividend of $.20 per share on 31,266,009 shares of outstanding common stock which anticipates the shares to be issued in connection with the acquisition of East Penn.  The dividend is payable December 14, 2007, to shareholders of record on November 30, 2007.

“We are pleased to provide this cash dividend to reward our loyal shareholders,” said Paul Geraghty, President and CEO.  “Total cash dividends paid and declared during 2007 were $.80 per share, a 6.4% increase from the $.752 per share paid last year.

Harleysville National Corporation, with assets of $3.4 billion, is the holding company for Harleysville National Bank (HNB).  Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB, with assets under management of $3.2 billion.  Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted on the NASDAQ Global Select Market®. For more information, visit the Harleysville National Corporation website at www.hncbank.com

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.